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                                                                    EXHIBIT 21.1

                           SUBSIDIARIES OF REGISTRANT
                           --------------------------

Quintus Corporation wholly owns Nabnasset Corporation, a Delaware corporation, Quintus CallCenter Solutions Co., a Canadian corporation, Quintus CallCenter Solutions BV (Netherlands), a company incorporated in the Netherlands, and Ribeye Acquisition Corp., a Delaware corporation. Quintus Corporation also owns approximately 20% of the outstanding capital stock of Logic Programming Associates, LTD, a company incorporated under the laws of England.